Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2008, relating to the financial statements and financial statement schedules of Best Buy Co., Inc., and subsidiaries (which report expresses an unqualified opinion and included an explanatory paragraph relating to the Company’s change, effective March 4, 2007, in its method of accounting for uncertain tax benefits), and management’s report on the effectiveness of Best Buy Co., Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc., for the year ended March 1, 2008.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

September 30, 2008